Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205538 on Form S-8 and Registration Statement No. 333-261418 on Form S-3 of our report dated March 31, 2026, relating to the financial statements of Seritage Growth Properties and the effectiveness of Seritage Growth Properties’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York

March 31, 2026